Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Village Super Market, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-216866, No. 333-172673, and No. 333-57315) on Form S-8 of Village Super Market, Inc. of our report dated October 9, 2019, with respect to the consolidated balance sheets of Village Super Market, Inc. as of July 27, 2019 and July 28, 2018, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the July 27, 2019 annual report on Form 10-K of Village Super Market, Inc.
Our report dated October 10, 2019 contains an explanatory paragraph that states the Company acquired Gourmet Garage on June 24, 2019, and management chose to exclude from its assessment of the effectiveness of internal control over financial reporting as of July 27, 2019 the internal control over financial reporting of Gourmet Garage associated with assets representing 1.2% of consolidated total assets, and revenue representing 0.1% of consolidated sales, included in the consolidated financial statements of the Company as of and for the year ended July 27, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Gourmet Garage.

/s/ KPMG LLP
Short Hills, New Jersey
October 9, 2019